Free Writing Prospectus to Preliminary Pricing Supplement No. 17,766

Registration Statement Nos. 333-293641; 333-293641-01

Dated July 29, 2026; Filed pursuant to Rule 433

Morgan Stanley

2-Year SPCX Dual Directional Auto-Callable Trigger PLUS

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	Space Exploration Technologies Corp. class A common stock (“SPCX”)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 14, 2026
Original issue date:	August 19, 2026 (3 business days after the pricing date)
Maturity date:	September 6, 2028
Early redemption:

If, on the first determination date, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for the early redemption payment on the early redemption date.

The securities will not be redeemed early on the early redemption date if the determination closing price of the underlying stock is below the initial share price on the first determination date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount, as set forth under “Determination Dates, Early Redemption Date and Early Redemption Payment.”

No further payments will be made on the securities once they have been redeemed.

Determination dates:	See “Determination Dates, Early Redemption Date and Early Redemption Payment.” The determination dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption date:

See “Determination Dates, Early Redemption Date and Early Redemption Payment.” If such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•If the final share price is greater than or equal to the initial share price:

$1,000 + ($1,000 × share percent change × 150%)

•If the final share price is less than the initial share price but is greater than or equal to the downside threshold level:

$1,000 + ($1,000 × absolute share return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $400.

•If the final share price is less than the downside threshold level:

$1,000 × share performance factor

Under these circumstances, you will lose a significant portion, and possibly all, of your investment.

Absolute share return:	The absolute value of the share percent change. For example, a -5.00% share percent change will result in a +5.00% absolute share return.
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date multiplied by the adjustment factor on such date

Share percent change:			(final share price – initial share price) / initial share price
Share performance factor:			Final share price divided by the initial share price
Adjustment factor:			1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Determination Dates, Early Redemption Date and Early Redemption Payment:	Determination dates:		Early Redemption Date:	Early Redemption Payment (per $1,000 Security):
	1st:	August 23, 2027	August 26, 2027	$1,414.00
	Final:	August 31, 2028	Maturity date	See “Hypothetical Payout at Maturity” below
Downside threshold level:	60% of the initial share price
CUSIP/ISIN:	61781DHD3/ US61781DHD30
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226036917/ms17766_424b2-24578.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Date	% Change in Underlying Stock	Early Redemption Payment (per Security)
1st Determination Date	+20.00%	$1,414.00
The securities are automatically redeemed on the early redemption date. Investors receive a payment of $1,414.00 per security on the early redemption date.

Hypothetical Payout at Maturity[1]

Assuming that the underlying stock closes below its initial share price on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

% Change in Underlying Stock	Payment (per Security)
+60.00%	$1,900.00
+40.00%	$1,600.00
+20.00%	$1,300.00
0.00%	$1,000.00
-10.00%	$1,100.00
-20.00%	$1,200.00
-40.00%	$1,400.00
-41.00%	$590.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying stock.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $950.20 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Stock

●The underlying stock has very limited trading history.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●No affiliation with Space Exploration Technologies Corp.

●We may engage in business with or involving Space Exploration Technologies Corp. without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.